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Exhibit 99(a)(1)

STATE of DELAWARE
CERTIFICATE of TRUST

        This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, §3801 et seq.) (the "Act") and sets forth the following:

First:	The name of the statutory trust is DIVIDEND CAPITAL REALTY INCOME ALLOCATION FUND.
Second:
The statutory trust will become a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§80a-1 et seq.), within 180 days following the first issuance of beneficial interests in the statutory trust.
Third:	In the State of Delaware, the name and address of the Registered Agent for service of process on the statutory trust, and the address of the Registered Office of the statutory trust, is:
The Corporation Trust Company 1209 Orange Street Wilmington, Delaware 19801 (County of New Castle)
Fourth:
Notice is hereby given pursuant to §3804 of the Act that the Trust shall consist of one or more series. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally or against the assets held with respect to any other series.

        IN WITNESS WHEREOF, the undersigned, being the sole trustee of the statutory trust, has duly executed this Certificate of Trust as of the 3rd day of December, 2004.

By:	/s/ JEFFREY W. TAYLOR
Name:	Jeffrey W. Taylor As Trustee, and not individually

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STATE of DELAWARE CERTIFICATE of TRUST